Exhibit 5



May 25, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:      Time Warner Inc.
                           Form S-8 Registration Statement

Gentlemen:

I am an Associate General Counsel and Vice President of Time Warner Inc., a Delaware corporation (the "Company"). I am delivering this opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 3,300,000 additional shares of common stock, par value $.01 per share, and associated Rights to Purchase Series A Participating Cumulative Preferred Stock, par value $.10 per share (collectively referred to as the "Common Stock"), of the Company to be purchased and/or issued pursuant to the terms of the Time Warner Thrift Plan (2,400,000 shares) and the TWC Savings Plan (900,000 shares) ( collectively the "Plans"). The Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the terms of each of the Plans and an indeterminate amount of additional shares of Common Stock pursuant to the anti-dilution provisions of the Plans.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records of the Company and other instruments as I have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation, as amended and By-laws of the Company, (b) the Plans, (c) resolutions adopted by the Board of Directors of the Company and (d) the Registration Statement and related Prospectuses.

Based upon the foregoing, I am of the opinion that the shares of Common Stock and/or interests to be purchased and/or issued pursuant to the terms of the Plans have been duly authorized and, when issued pursuant to the terms of the Plans, will be duly and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                  Very truly yours,



                               By: /s/ Thomas W. McEnerney
                                  ------------------------------
                                  Name:  Thomas W. McEnerney
                                  Title:     Vice President